                 ------------------------------    NEWS RELEASE
  THE       For: First BancTrust Corporation
INVESTOR         206 S. Central Avenue             The Investor Relations
RELATIONS        Paris, IL 61944                   Company serves as investor
 COMPANY         (217) 465-6381                    relations counsel to this
                                                   company, is acting on the
                                                   company's behalf in issuing
                                                   this news release and
                                                   receiving compensation
                                                   therefor. The information
                                                   contained herein is furnished
                                                   for information purposes only
                                                   and is not to be construed as
                                                   an offer to buy or sell
                                                   securities.

For further Information: _______________________________________________________


At First BancTrust:        At The Investor Relations Company:       Exhibit 99.1

Terry J. Howard            Brien Gately or
President and Chief        Karl Plath
 Executive Officer         (847) 296-4200
(217) 465-0260


FOR IMMEDIATE RELEASE


           FIRST BANCTRUST CORPORATION REPORTS SECOND-QUARTER RESULTS

     o NEWLY CONSTRUCTED FACILITY OPENING IN HIGH-GROWTH CHAMPAIGN, ILLINOIS
       AREA
     o BANK COUNTERING LOWER MORTGAGE REFINANCING WITH ACCUMULATION OF QUALITY RESIDENTIAL, COMMERCIAL LOANS, GEOGRAPHIC EXPANSION


PARIS, ILLINOIS, AUGUST 10, 2004--First BancTrust Corporation (Nasdaq: FBTC), today reported second-quarter net income of $324,000, or 13 cents per diluted share, compared with $459,000, or 19 cents per diluted share, a year earlier. All share data has been adjusted to account for the 2-1 stock split effective May 21, 2004.

For the six months ended June 30, 2004, net income was $550,000, or 23 cents per diluted share, compared with $971,000, or 40 cents per diluted share, for the prior-year period.

"We continue to execute our strategy of improving our core banking business to mitigate the decrease in income following last year's unprecedented mortgage refinance boom," said Terry J. Howard, president and chief executive. "With our focus on originating quality residential mortgages for homebuyers as well as commercial loans, we have grown our net retained loan portfolio to $111 million, up about 5 percent from $106 million at the end of last year and $104 million a year ago. This increase will have a positive influence on future earnings.

"Over the short term, however, the decrease in mortgage refinancing activity affected several noninterest income items, including service charges and fees, gains on sales of loans to the secondary market, and abstracting and title fees," Howard said. "On a year-over-year basis, our noninterest expenses also increased, primarily a result of our expansion in the promising Champaign-Urbana market."

EXPANDING CHAMPAIGN-URBANA PRESENCE

"Although it may have affected short-term earnings, in the longer-term we are quite bullish over our expansion into Savoy in the Champaign-Urbana market, home of the University of Illinois," Howard said. "Our newly constructed full-service facility there is set to open next week. We look forward to that operation providing a further lift to our household and commercial business. Being in the most rapidly growing area in our market, Savoy, will also serve as the base for our expanding commercial business.

"The new facility--the First Bank of Savoy--replaces a modest temporary facility that we have been operating for the past 11 months while the new bank was under development," Howard said. "We expect it to be a significant contributor to growth in deposits, loan originations, financial services and other fee-producing activities. Our new Savoy presence also may serve as a springboard to additional expansion in that area as well as south along the Interstate-57 corridor."

In addition to building the new facility, the bank has hired a core staff of six professionals, all local residents with a background in providing financial services in the Champaign County area. "They have a solid depth of knowledge and experience in serving the financial needs of households and businesses in and around the Savoy area--another factor that makes us confident that First Bank of Savoy will be a strong contributor to future operations," Howard said.

NET INTEREST INCOME, NONINTEREST INCOME

Howard also noted another positive development during the second quarter was stabilization of net interest margin at 3.47 percent, down slightly from a year earlier but comparable to the first quarter. Net interest income for the second quarter increased 5.7 percent to $1.8 million from $1.7 million a year earlier, primarily because of reduced interest expense. For the six months, net interest income decreased about 1.2 percent to $3.6 million.

Second-quarter noninterest income decreased about $175,000 to $853,000 compared with the same period a year ago, largely the result of decreased net gains on loan sales, other service fees and charges and lower abstracting income, all related to the decrease in mortgage refinancing. That was offset partially by a
15.9 percent increase in customer service fees to $233,000. For the six months, noninterest income decreased to $1.6 million from $1.9 million.

Noninterest expense for the second quarter increased to $2.1 million from $1.9 million. For the six-month period, noninterest expense rose to $4.1 million from $3.8 million.

ASSETS, DEPOSITS

Total assets at June 30, 2004, were $221.2 million compared with $226.2 million at December 31, 2003. Deposits were $158.8 million compared with $163.0 million at year-end 2003. Howard said deposits declined primarily because of the maturing of some significant certificates of deposit as well as decreases in some municipal accounts to fund capital projects.

"All in all, we consider the second quarter to have been a solid effort in setting the groundwork for further improvements in both near- and longer-term results," Howard said.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall and Savoy, Illinois. On June 30, 2004, the company had $221 million of total assets, $195 million of total liabilities and $26 million of stockholders' equity.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


                              ... TABLES FOLLOW ...

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                          FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)



-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                                 JUNE 30,          DEC. 31,
                                                                                                    2004               2003
                                                                                                 ----------         ----------
                                                                                                 (unaudited)
Total Assets                                                                                     $  221,229         $  226,194
Cash And Cash Equivalents                                                                             8,163             10,294
Investment Securities                                                                                85,650             93,742
FHLB Stock                                                                                            4,131              4,006
Loans Held For Sale                                                                                     781                453
Loans, Net of Allowance for                                                                         111,020            106,411
   Loans Losses of $2,200 and $2,124
Deposits                                                                                            158,806            163,028
Federal Home Loan Bank Advances                                                                      35,500             35,500
Stockholders' equity                                                                                 25,747             26,391

Book Value Per Common Share                                                                      $    10.30         $    10.55


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SUMMARY OF OPERATIONS


                                                             THREE MONTHS ENDED JUNE 30             SIX MONTHS ENDED JUNE 30
                                                              2004               2003               2004               2003
                                                           ----------         ----------         ----------         ----------
                                                                                        (unaudited)
Interest Income                                            $    2,907         $    2,916         $    5,827         $    6,019
Interest Expense                                                1,064              1,172              2,188              2,334

Net Interest Income                                             1,843              1,744              3,639              3,685

Provision For Loan Losses                                         112                169                262                333

Net Interest Income After Provision For Loan Losses             1,731              1,575              3,377              3,352
Noninterest Income                                                853              1,028              1,600              1,918
Noninterest Expense                                             2,097              1,877              4,144              3,797

Income Before Income Tax                                          487                726                833              1,473
Income Tax Expense                                                163                267                283                502

Net Income                                                 $      324         $      459         $      550         $      971

SHARE DATA
Weighted Avg. Shares Out. - Basic                           2,260,285          2,276,206          2,254,770          2,324,460
Weighted Avg. Shares Out. - Diluted                         2,424,429          2,401,590          2,413,465          2,443,420

Basic Earnings Per Share                                   $     0.14         $     0.20         $     0.24         $     0.42
Diluted Earnings Per Share                                 $     0.13         $     0.19         $     0.23         $     0.40

RATIOS BASED ON NET INCOME
Return on Average
Stockholders' Equity                                             4.97%              6.97%              4.16%              7.28%
Return On Average Assets                                         0.58%              0.85%              0.49%              0.92%